                                                    RULE NO. 424(b)(2)
                                                    REGISTRATION NO. 333-14209


PROSPECTUS SUPPLEMENT
(To Prospectus dated September 3, 1998)

                                  $200,000,000

                            Duke Energy Corporation

                      Series C 6.60% Senior Notes Due 2038

                               ----------------

  The Series C Senior Notes bear interest at the rate of 6.60% per year. Interest on the Series C Senior Notes is payable quarterly on March 31, June 30, September 30 and December 31 of each year, beginning June 30, 1999. The Series C Senior Notes mature on December 31, 2038 and are redeemable by Duke Energy Corporation on or after March 11, 2004.

  The Series C Senior Notes are unsecured and rank equally with all other unsecured and unsubordinated indebtedness of Duke Energy Corporation. The Series C Senior Notes will be issued only in registered form in denominations of $25.

  Payment of principal and interest on the Series C Senior Notes when due will be insured by a financial guaranty insurance policy to be issued by MBIA Insurance Corporation.

                                    [LOGO]


  Duke Energy Corporation plans to list the Series C Senior Notes on the New York Stock Exchange. Trading of the Series C Senior Notes is expected to begin on the New York Stock Exchange within 30 days after the Series C Senior Notes are first issued.

                               ----------------

                                                         Per Note    Total
                                                         --------    -----
     Public Offering Price(1)...........................   $25.00 $200,000,000
     Underwriting Discount..............................   $.7875   $6,300,000
     Proceeds, before expenses, to Duke Energy
      Corporation....................................... $24.2125 $193,700,000

    (1) Interest will accrue from the date of original issuance of the Series C Senior Notes, which is expected to be March 11, 1999.

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus Supplement or the accompanying Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

  The Series C Senior Notes will be ready for delivery in book-entry form only through The Depository Trust Company, on or about March 11, 1999.

                               ----------------

Merrill Lynch & Co.
     A.G. Edwards & Sons, Inc.
                 Goldman, Sachs & Co.
                          Morgan Stanley Dean Witter
                                    PaineWebber Incorporated
                                                  Prudential Securities
                                                            Salomon Smith Barney

                               ----------------

            The date of this Prospectus Supplement is March 8, 1999.

  You should rely only on the information contained or incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. We have not, and the Underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the Underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this Prospectus Supplement and the accompanying Prospectus is accurate as of the date on the front of the documents only. Our business, financial condition, results of operations and prospects may have changed since that date. In this Prospectus Supplement and the accompanying Prospectus, "Duke Energy," the "Corporation," "we" and "our" refer to Duke Energy Corporation.

                               TABLE OF CONTENTS

                           Prospectus Supplement
                                                                            Page
                                                                            ----
Forward-Looking Statements................................................. S-3
Recent Developments........................................................ S-4
Ratio of Earnings to Fixed Charges......................................... S-6
Description of the Series C Senior Notes................................... S-6
The Policy................................................................. S-9
The Insurer................................................................ S-10
Ratings.................................................................... S-12
Experts.................................................................... S-13
Underwriting............................................................... S-14
Legal Matters.............................................................. S-17
Appendix A -- Form of Policy............................................... A-1
                                Prospectus
Available Information .....................................................  2
Documents Incorporated by Reference........................................  2
The Corporation............................................................  4
Use of Proceeds............................................................  9
Description of the New Bonds...............................................  9
Description of the Debt Securities......................................... 12
Plan of Distribution....................................................... 20
Experts.................................................................... 21
Legal Opinions............................................................. 21

                           FORWARD-LOOKING STATEMENTS

  This Prospectus Supplement and the accompanying Prospectus include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Investors and prospective investors are cautioned that any forward-looking statements contained or incorporated by reference herein with respect to the revenues, earnings, capital expenditures, resolution and impact of litigation, competitive performance, or other prospects for the business of the Corporation and its subsidiaries or their affiliated companies, including any and all underlying assumptions and other statements that are other than statements of historical fact, may be influenced by factors that could cause actual outcomes and results to differ materially from those projected. Such factors include, but are not limited to:

    . state and federal legislative and regulatory initiatives that affect cost and investment recovery, have an impact on rate structures, and affect the speed and degree to which competition enters the electric and natural gas industries,

    . industrial, commercial and residential growth in the service territories of the Corporation and its subsidiaries,

    .  the weather and other natural phenomena,

    . the timing and extent of changes in commodity prices and interest rates,

    . changes in environmental and other laws and regulations to which the Corporation and its subsidiaries are subject or other external factors over which the Corporation has no control,

    .  the results of financing efforts,

    .  growth in opportunities for the Corporation's business units,

    .  achievement of Year 2000 readiness, and

    . the effect of accounting policies issued periodically by accounting standard-setting bodies.


  We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this Prospectus Supplement and the accompanying Prospectus might not occur.

                              RECENT DEVELOPMENTS

Disposition of Midwest Pipelines

  Through its wholly owned subsidiaries, PanEnergy Corp and Texas Eastern Corporation, the Corporation entered into an agreement between PanEnergy Corp, Texas Eastern Corporation and CMS Energy Corporation ("CMS Energy") dated October 31, 1998, pursuant to which Panhandle Eastern Pipe Line Company, Trunkline Gas Company and additional storage related to those systems (collectively, the "PEPL Companies"), along with Trunkline LNG Company, would be sold to CMS Energy. The sales price of $2.2 billion involves cash proceeds of $1.9 billion and the assumption of existing debt of Panhandle Eastern Pipe Line Company of approximately $300 million. Certain assets and liabilities will be retained, such as the Houston office building, certain environmental, legal and tax liabilities, and substantially all intercompany balances. Management believes that the retention of these assets and liabilities will not have a material adverse effect on the consolidated results of operations or financial position of the Corporation. The sale would result in an after-tax gain of approximately $700 million and is contingent upon receipt of clearances under the Hart-Scott-Rodino Act. The closing of the transaction is expected to take place in early 1999.

  Total assets of the PEPL Companies and Trunkline LNG Company were $1.2 billion at December 31, 1998. Combined operating results of the PEPL Companies and Trunkline LNG Company, excluding intercompany building rental revenue, allocated corporate expenses, building depreciation and certain other costs to be retained by the Corporation, were as follows for the year ended December 31, 1998:

                                                                    (In millions)
      Operating Revenues........................................... $   482
      Operating Expenses...........................................     278
      Other Income, Net............................................      10
                                                                    -------
        EBIT....................................................... $   214
                                                                    =======

Expansion of Nonregulated Business

  As part of its strategic plan to expand its nonregulated business, the Corporation, through its wholly owned subsidiary, Duke Energy Field Services Inc., agreed on November 20, 1998 to purchase the natural gas gathering, processing, fractionation and natural gas liquids ("NGL") pipeline business of UPFuels, a unit of Union Pacific Resources ("UPR"), as well as UPR's natural gas and NGL marketing activities for $1.35 billion. The Corporation believes that the assets being acquired, combined with its existing assets, would make the Corporation the nation's largest producer of NGLs. The purchase also would make the Corporation one of the largest gatherers of natural gas and one of the largest marketers of natural gas and NGLs in the United States. Under the purchase agreement, much of UPR's production in the United States would be gathered and processed by the Corporation for a minimum of 10 years, and UPR would dedicate for five years most of its natural gas and NGL production to the Corporation for marketing. The transaction is expected to close on or about March 31, 1999.

  According to UPR, EBITD of the UPFuels assets was approximately $156 million for the fiscal year ended December 31, 1997 and approximately $124 million for the nine months ended September 30, 1998.

  The agreement with CMS Energy and the agreement with UPR are separate and independent of one another.

Tender Offer for Chilean Utility

  In order to position itself as a regional power generation and energy trading and market force in Latin America and to provide a vehicle for growth and expansion in that area, the Corporation, through its wholly owned subsidiary, Duke Energy International, L.L.C. ("Duke Energy International"), commenced concurrent tender offers in the United States and Chile on February 25, 1999 for shares of common stock ("Shares") and American Depositary Shares ("ADS") each of which represents 30 Shares, of Empresa Nacional de Electricidad S.A. ("Endesa-Chile") that, in the aggregate, represent 51% of the outstanding Shares. The purchase price Duke Energy International is offering is Chilean pesos 250 per Share and Chilean pesos 7,500 per ADS. Based on current exchange rates, the value of the tender offers, if consummated at the stated purchase prices, is approximately U.S. $2.1 billion. The tender offers are contingent upon, among other things, certain approvals by the shareholders of Endesa-Chile. If such approvals are obtained and the other conditions to the tender offers are satisfied or waived, the transactions are expected to be completed during the second quarter of 1999.

  Endesa-Chile currently controls approximately 10,247 megawatts of generation capacity in Latin America. Its generating capacity constitutes a market share of 55.3% in Chile, 15.3% in Argentina, 25.4% in Peru, 27.2% in Colombia and 1.2% in Brazil. The Corporation, through subsidiaries, currently owns or has a partial interest in approximately 1,750 megawatts of generating capacity, 125 miles of natural gas pipeline and 245 miles of electric transmission assets in Latin America, as well as certain exploration rights in Peru.

Selected Consolidated Financial Information

  The following financial information is qualified in its entirety by the financial statements included in the documents incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. See "Documents Incorporated by Reference" in the accompanying Prospectus.

                                                                Year Ended
                                                               December 31,
                                                              ---------------
                                                               1998    1997(1)
                                                              ------- -------
                                                                (Millions,
                                                                except per
                                                                share data)
Operating Revenues........................................... $17,610 $16,309
Net Income...................................................   1,252     974
Earnings for Common Stock....................................   1,231     902
Basic Earnings per share of Common Stock (before
 extraordinary item).........................................   $3.43   $2.51
Basic Earnings per share of Common Stock.....................    3.41    2.51

--------
(1) Data reflects accounting for the combination with PanEnergy Corp on June 18, 1997 as a pooling of interests. As a result, the data gives effect to the combination as if it had occurred as of January 1, 1997.

                                                          Capitalization as of
                                                            December 31, 1998
                                                          ----------------------
                                                          (Dollars in millions)
Common Stock Equity...................................... $      8,150       49%
Preferred Stocks.........................................          333        2
Trust Preferred Securities...............................          919        6
Debt (including short-term debt).........................        7,168       43
                                                          ------------ --------
Total.................................................... $     16,570      100%
                                                          ============ ========

                       RATIO OF EARNINGS TO FIXED CHARGES

                                                 Year Ended December 31,
                                           ------------------------------------
                                           1998 1997(1) 1996(1) 1995(1) 1994(1)
                                           ---- ------- ------- ------- -------
Ratio of Earnings to Fixed Charges........ 4.7    4.1     4.3     4.0     3.6

  For purposes of this ratio (i) earnings consist of income from continuing operations before income taxes and fixed charges and (ii) fixed charges consist of all interest deductions and the interest component of rentals.
--------
(1) Data reflects accounting for the combination with PanEnergy Corp on June 18, 1997 as a pooling of interests. As a result, the data gives effect to the combination as if it had occurred as of January 1, 1994.

                    DESCRIPTION OF THE SERIES C SENIOR NOTES

  A description of the specific terms of the Series C Senior Notes is set forth below. This description should be read together with the description of the general terms and provisions of Senior Notes in the accompanying Prospectus under the caption "Description of the Debt Securities." The description does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the description in the accompanying Prospectus and the Senior Indenture, dated as of September 1, 1998 ("Senior Indenture"), between the Corporation and The Chase Manhattan Bank, as Trustee ("Senior Indenture Trustee"). The Series C Senior Notes will be issued under the Senior Indenture. Capitalized terms used in the description that are not defined in this Prospectus Supplement are defined in the Senior Indenture.

General

  The Series C Senior Notes will be issued as a series of Senior Notes under the Senior Indenture. The Series C Senior Notes will be limited in aggregate principal amount to $200,000,000.

  The entire principal amount of the Series C Senior Notes will mature and become due and payable, together with any accrued and unpaid interest thereon, on December 31, 2038. The Series C Senior Notes are not subject to any sinking fund provision.

  The Series C Senior Notes are available for purchase in denominations of $25 and integral multiples of $25.

Interest

  Each Series C Senior Note will bear interest at the rate of 6.60% per year from the date of original issuance. The Corporation will pay interest quarterly on March 31, June 30, September 30 and December 31 of each year, beginning June 30, 1999, to the person in whose name such Series C Senior Note is registered at the close of business on the fifteenth calendar day prior to the relevant interest payment date, except that the Corporation will pay interest payable at the maturity date of the Series C Senior Notes or on a redemption date to the person or persons to whom principal is payable. The amount of interest payable will be computed on the basis of a 360-day year of twelve 30-day months. In the event that any date on which interest is payable is not a Business Day, the Corporation will pay such interest on the next succeeding day which is a Business Day (and without any interest or other payment due to any such delay) with the same force and effect as if made on such date.

Special Insurance Provisions of the Senior Indenture

  Subject to applicable provisions of the Senior Indenture, so long as MBIA Insurance Corporation (the "Insurer") is not in default under the financial guaranty insurance policy (the "Policy"), the Insurer will be entitled to control and direct the enforcement of all rights and remedies with respect to the Series C Senior Notes upon the occurrence and continuation of an Event of Default under the Senior Indenture with respect to the Series C Senior Notes. The consent of the Insurer is also required for certain modifications of the Senior Indenture to be effective with respect to the Series C Senior Notes.

Optional Redemption

  The Corporation will have the right to redeem the Series C Senior Notes, in whole or in part, without premium, at any time or from time to time, on or after March 11, 2004, upon not less than 30 nor more than 60 days' notice mailed to each registered holder of the Series C Senior Notes to be redeemed, at a redemption price equal to 100% of the principal amount to be redeemed plus any accrued and unpaid interest to the redemption date.

  If a redemption notice is given for Series C Senior Notes and funds deposited as required, then interest will cease to accrue on and after the redemption date on the Series C Senior Notes or portions of Series C Senior Notes called for redemption. In the event that any redemption date is not a Business Day, the Corporation will pay the redemption price on the next succeeding day which is a Business Day (and without any interest or other payment due to such delay).

  Subject to the foregoing and to applicable law (including, without limitation, United States federal securities laws), the Corporation or its affiliates may, at any time and from time to time, purchase outstanding Series C Senior Notes by tender, in the open market or by private agreement.

Ranking

  The Series C Senior Notes will be direct, unsecured and unsubordinated obligations of the Corporation ranking equal in priority with all other unsecured and unsubordinated indebtedness of the Corporation and senior in right of payment to all existing and future subordinated debt of the Corporation. At December 31, 1998, the Corporation had outstanding approximately $1,600,000,000 of unsecured and unsubordinated indebtedness and approximately $2,400,000,000 of secured indebtedness. The Senior Indenture contains no restrictions on the amount of additional indebtedness that the Corporation may incur thereunder.

Defeasance

  The Series C Senior Notes will be subject to Defeasance and Covenant Defeasance as described in the Senior Indenture. See "Description of the Debt Securities--Defeasance and Covenant Defeasance" in the accompanying Prospectus.

  Under current United States federal income tax laws, Defeasance would be treated as an exchange of the relevant Series C Senior Notes in which holders of such Series C Senior Notes might recognize gain or loss. In addition, the amount, timing and character of amounts that holders would be required thereafter to include in income might be different from that which would be includible in the absence of such Defeasance. Prospective investors are urged to consult their own tax advisors as to the specific consequences of a Defeasance, including the applicability and effect of tax laws other than United States federal income tax laws. Under current United States federal income tax laws, unless accompanied by other changes in the terms of the Series C Senior Notes, Covenant Defeasance should not be treated as a taxable exchange.

Book-Entry Only Issuance--The Depository Trust Company

  The Depository Trust Company ("DTC") will act as the initial securities depositary for the Series C Senior Notes. The Series C Senior Notes will be initially issued as fully registered securities registered in the name of Cede & Co., DTC's nominee. One or more fully registered global Series C Senior Note certificates will be issued, representing in the aggregate the total principal amount of the Series C Senior Notes, and will be deposited with DTC.

  DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations ("Direct Participants"). DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the Securities and Exchange Commission.

  Purchases of Series C Senior Notes within the DTC system must be made by or through Direct Participants, which will receive a credit for the Series C Senior Notes on DTC's records. The ownership interest of each actual purchaser of Series C Senior Notes ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchases, but Beneficial Owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which the Beneficial Owners entered into the transaction. Transfers of ownership interests in the Series C Senior Notes are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Series C Senior Notes, except in the event that use of the book-entry system for the Series C Senior Notes is discontinued.

  To facilitate subsequent transfers, all Series C Senior Notes deposited by Participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of Series C Senior Notes with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Series C Senior Notes. DTC's records reflect only the identity of the Direct Participants to whose accounts such Series C Senior Notes are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

  Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

  Redemption notices will be sent to DTC. If less than all of the Series C Senior Notes are being redeemed, DTC will reduce the amount of interest of each Direct Participant in the Series C Senior Notes in accordance with its procedures.

  Neither DTC nor Cede & Co. will consent or vote with respect to Series C Senior Notes. Under its usual procedures, DTC would mail an Omnibus Proxy to the Corporation as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Series C Senior Notes are credited on the record date (identified in a listing attached to the Omnibus Proxy).

  Payments on the Series C Senior Notes will be made to Cede & Co., as nominee of DTC. DTC's practice is to credit Direct Participants' accounts, upon DTC's receipt of funds and corresponding detailed information, on the relevant payment date in accordance with their respective holdings shown on DTC's records. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in "street name," and will be the responsibility of such Participant and not of DTC or the Corporation, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment to Cede & Co. is the responsibility of the Corporation or the Paying Agent, disbursement of such payments to Direct Participants is the responsibility of Cede & Co. and disbursement of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

  Except as provided herein, a Beneficial Owner of an interest in a global Series C Senior Note will not be entitled to receive physical delivery of Series C Senior Notes. Accordingly, each Beneficial Owner must rely on the procedures of DTC to exercise any rights under the Series C Senior Notes. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. Such laws may impair the ability to transfer beneficial interests in a global Series C Senior Note.

  DTC may discontinue providing its services as securities depositary with respect to the Series C Senior Notes at any time by giving reasonable notice to the Corporation. Under such circumstances, in the event that a successor securities depositary is not obtained within 90 days, Series C Senior Note certificates will be printed and delivered to the holders of record. Additionally, the Corporation may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depositary) with respect to the Series C Senior Notes. In that event, certificates for the Series C Senior Notes will be printed and delivered to the holders of record.

  DTC has advised the Corporation that DTC's management is aware that some computer applications, systems and the like for processing data that are dependent upon calendar dates, including dates before, on and after January 1, 2000, may encounter "Year 2000 problems." DTC has informed its participants and other members of the financial community that it has developed and is implementing a program so that its systems, as the same relate to the timely payment of distributions (including principal and interest payments) to security holders, book-entry deliveries, and settlement of trades within DTC, continue to function appropriately. This program includes a technical assessment and a remediation plan, each of which is complete. Additionally, DTC's plan includes a testing phase, which is expected to be completed within appropriate time frames.

  However, DTC's ability to perform properly its services is also dependent upon other parties, including but not limited to issuers and their agents, as well as third-party vendors from whom DTC licenses software and hardware, and third-party vendors on whom DTC relies for information or the provision of services, including telecommunication and electric utility service providers, among others. DTC has informed its participants and other members of the financial community that it is contacting (and will continue to contact) third-party vendors from whom DTC acquires services to: (i) impress upon them the importance of such services being Year 2000 compliant and (ii) determine the extent of their efforts for Year 2000 remediation (and, as appropriate, testing) of their services. In addition, DTC is in the process of developing such contingency plans as it deems appropriate.

  The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that the Corporation believes to be reliable, but neither the Corporation nor any Underwriter takes any responsibility for the accuracy of such information. The Corporation has no responsibility for the performance by DTC or its Participants of their respective obligations as described in this Prospectus Supplement and the accompanying Prospectus or under the rules and procedures governing their respective operations.

                                   THE POLICY

  The following information and the information included herein under "The Insurer" has been furnished by the Insurer for use in this Prospectus Supplement. Reference is made to Appendix A for a specimen of the Policy. No representation is made by the Corporation or any Underwriter as to the accuracy or completeness of any such information.

  The Policy unconditionally and irrevocably guarantees the full and complete payment required to be made by or on behalf of the Corporation to the Senior Indenture Trustee or its successor of an amount equal to (i) the principal of (at the stated maturity) and interest on, the Series C Senior Notes as such payments shall become due but shall not be so paid (except that in the event of any acceleration of the due date of such principal by reason of mandatory or optional redemption or acceleration resulting from default or otherwise, the payments guaranteed by the Policy shall be made in such amounts and at such times as such payments of principal would have been due had there not been any such acceleration); and (ii) the reimbursement of any such payment which is subsequently recovered from any owner of the Series C Senior Notes pursuant to a final judgment by a court of competent jurisdiction that such payment constitutes an avoidable preference to such owner within the meaning of any applicable bankruptcy law (a "Preference").

  The Policy does not insure against loss of any prepayment premium which may at any time be payable with respect to any Series C Senior Note. The Policy does not, under any circumstance, insure against loss relating to: (i) optional or mandatory redemptions; (ii) any payments to be made on an accelerated basis;
(iii) payments of the purchase price of the Series C Senior Notes upon tender by an owner thereof; or (iv) any Preference relating to (i) through (iii) above. The Policy also does not insure against nonpayment of principal of or interest on the Series C Senior Notes resulting from the insolvency, negligence or any other act or omission of the Senior Indenture Trustee or any other paying agent for the Series C Senior Notes.

  Upon receipt of telephonic or telegraphic notice, such notice subsequently confirmed in writing by registered or certified mail, or upon receipt of written notice by registered or certified mail, by the Insurer from the Senior Indenture Trustee or any owner of a Series C Senior Note the payment of an insured amount for which is then due, that such required payment has not been made, the Insurer on the due date of such payment or within one Business Day after receipt of notice of such nonpayment, whichever is later, will make a deposit of funds, in an account with State Street Bank and Trust Company, N.A., in New York, New York, or its successor, sufficient for the payment of any such insured amounts which are then due. Upon presentment and surrender of such Series C Senior Notes or presentment of such other proof of ownership of the Series C Senior Notes, together with any appropriate instruments of assignment to evidence the assignment of the insured amounts due on the Series C Senior Notes as are paid by the Insurer, and appropriate instruments to effect the appointment of the Insurer as agent for such owners of the Series C Senior Notes in any legal proceeding related to payment of insured amounts on the Series C Senior Notes, such instruments being in a form satisfactory to State Street Bank and Trust Company, N.A., State Street Bank and Trust Company, N.A. shall disburse to such owners or the Senior Indenture Trustee payment of the insured amounts due on such Series C Senior Notes, less any amount held by the Senior Indenture Trustee for the payment of such insured amounts and legally available therefor.

  The Policy is not covered by the Property/Casualty Insurance Security Fund specified in Article 76 of the New York Insurance Law.

                                  THE INSURER

  The Insurer is the principal operating subsidiary of MBIA Inc., a New York Stock Exchange listed company. MBIA Inc. is not obligated to pay the debts of or claims against the Insurer. The Insurer is domiciled in the State of New York and licensed to do business in and subject to regulation under laws of all 50 states, the District of Columbia, the Commonwealth of Puerto Rico, the Commonwealth of the Northern Mariana Islands, the Virgin Islands of the United States and the Territory of Guam. The Insurer has two European branches, one in the Republic of France and the other in the Kingdom of Spain. New York has laws prescribing minimum capital requirements, limiting classes and concentrations of investments and requiring the approval of policy rates and forms. State laws also regulate the amount of both the aggregate and individual risks that may be insured, the payment of dividends by the Insurer, changes in control and transactions among affiliates. Additionally, the Insurer is required to maintain contingency reserves on its liabilities in certain amounts and for certain periods of time.

  Effective February 17, 1998, MBIA Inc. acquired all of the outstanding stock of Capital Markets Assurance Corporation ("CMAC") through a merger with its parent CapMAC Holdings Inc. Pursuant to a reinsurance agreement, CMAC has ceded all of its net insured risks (including any amounts due but unpaid from third party reinsurers), as well as its unearned premiums and contingency reserves, to the Insurer. MBIA Inc. is not obligated to pay the debts of or claims against CMAC.

  The consolidated financial statements of the Insurer, a wholly owned subsidiary of MBIA Inc., and its subsidiaries as of December 31, 1997 and December 31, 1996 and for each of the three years in the period ended December 31, 1997, prepared in accordance with generally accepted accounting principles, included in the Annual Report on Form 10-K of MBIA Inc. for the year ended December 31, 1997 and the consolidated financial statements of the Insurer and its subsidiaries as of September 30, 1998 and for the nine-month periods ended September 30, 1998 and September 30, 1997 included in the Quarterly Report on Form 10-Q of MBIA Inc. for the period ended September 30, 1998 are hereby incorporated by reference into this Prospectus Supplement and shall be deemed to be a part hereof. Any statement contained in a document incorporated by reference herein shall be modified or superseded for purposes of this Prospectus Supplement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus Supplement.

  All financial statements of the Insurer and its subsidiaries included in documents filed by MBIA Inc. pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date of this Prospectus Supplement and prior to the termination of the offering of the Series C Senior Notes shall be deemed to be incorporated by reference into this Prospectus Supplement and to be a part hereof from the respective dates of filing such documents.

  The tables below present selected financial information of the Insurer determined in accordance with statutory accounting practices prescribed or permitted by insurance regulatory authorities ("SAP") and generally accepted accounting principles ("GAAP"):

                                                                 SAP
                                                      --------------------------
                                                      December 31, September 30,
                                                          1997         1998
                                                      ------------ -------------
                                                       (Audited)    (Unaudited)
                                                            (In millions)
      Admitted Assets................................    $5,256       $6,318
      Liabilities....................................     3,496        4,114
      Capital and Surplus............................     1,760        2,204

                                                                 GAAP
                                                      --------------------------
                                                      December 31, September 30,
                                                          1997         1998
                                                      ------------ -------------
                                                       (Audited)    (Unaudited)
                                                            (In millions)
      Assets.........................................    $5,988       $7,439
      Liabilities....................................     2,624        3,268
      Shareholder's Equity...........................     3,364        4,171

  Copies of the financial statements of the Insurer incorporated by reference herein and copies of the Insurer's 1997 year-end audited financial statements prepared in accordance with statutory accounting practices are available, without charge, from the Insurer. The address of the Insurer is 113 King Street, Armonk, New York 10504. The telephone number of the Insurer is (914) 273-4545.

  The Insurer does not accept any responsibility for the accuracy or completeness of this Prospectus Supplement or any information or disclosure contained herein, or omitted herefrom, other than with respect to the accuracy of the information regarding the Policy and Insurer set forth under the headings "The Policy" and "The Insurer," in Appendix A attached hereto and in the financial statements incorporated herein by reference. Additionally, the Insurer makes no representation regarding the Series C Senior Notes or the advisability of investing in the Series C Senior Notes.

  Moody's Investors Service, Inc. ("Moody's") rates the financial strength of the Insurer "Aaa."

  Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc. ("S&P"), rates the financial strength of the Insurer "AAA."

  Fitch IBCA, Inc. (formerly known as Fitch Investors Services, L.P.) rates the financial strength of the Insurer "AAA."

  Each rating of the Insurer should be evaluated independently. The ratings reflect the respective rating agency's current assessment of the creditworthiness of the Insurer and its ability to pay claims on its policies of insurance. Any further explanation as to the significance of the above ratings may be obtained only from the applicable rating agency.

  The above ratings are not recommendations to buy, sell or hold the Series C Senior Notes, and such ratings may be subject to revision or withdrawal at any time by the rating agencies. Any downward revision or withdrawal of any of the above ratings may have an adverse effect on the market price of the Series C Senior Notes. The Insurer does not guaranty the market price of the Series C Senior Notes nor does it guaranty that the ratings on the Series C Senior Notes will not be revised or withdrawn.

Year 2000 Readiness

  An area of potential risk to the Insurer's financial guarantee business would be the inability of an issuer or its trustee or paying agent to make payments on an Insurer insured transaction because of the failure of one or more of them to be Year 2000 ready. To mitigate this risk, the Insurer has been surveying all trustees, all paying agents and selected high volume issuers to determine their state of readiness. While the survey is not complete, the results to-date are that all respondents are either ready or planning to be ready by late 1999. If the Insurer is asked to pay in those situations where the issuer's system fails, it will do so and would expect to recover any such payment in a fairly short time period. It is not possible at this time to evaluate the extent of such payments. The Insurer believes that it has adequate sources of liquidity to cover these payments.

                                    RATINGS

  It is anticipated that S&P and Moody's will assign the Series C Senior Notes the ratings of "AAA" and "Aaa," respectively, conditioned upon the issuance and delivery by the Insurer at the time of delivery of the Series C Senior Notes of the Policy, insuring the timely payment of the principal of and interest on the Series C Senior Notes. Such ratings reflect only the views of such rating agencies, and an explanation of the significance of such ratings may be obtained only from such rating agencies at the following addresses: Moody's Investors Service, Inc., 99 Church Street, New York, New York 10007; Standard & Poor's, 25 Broadway, New York, New York 10004. There is no assurance that such ratings will remain in effect for any period of time or that they will not be revised downward or withdrawn entirely by said rating agencies if, in their judgment, circumstances warrant. Neither the Corporation nor any Underwriter has undertaken any responsibility to oppose any proposed downward revision or withdrawal of a rating on the Series C Senior Notes. Any such downward revision or withdrawal of such ratings may have an adverse effect on the market price of the Series C Senior Notes.

  At present, each of such rating agencies maintains four categories of investment grade ratings. They are for S&P-- AAA, AA, A and BBB and for Moody's --Aaa, Aa, A and Baa. S&P defines "AAA" as the highest rating assigned to a debt obligation. Moody's defines "Aaa" as representing the best quality debt obligation carrying the smallest degree of investment risk.

                                    EXPERTS

  The consolidated financial statements of the Corporation as of December 31, 1998 and 1997 and for each of the three years in the period ended December 31, 1998, except PanEnergy Corp and subsidiaries as of and for the period ended December 31, 1996, included in the Corporation's current report on Form 8-K dated March 8, 1999, which are incorporated herein by reference, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is incorporated herein by reference. The financial statements of PanEnergy Corp and subsidiaries (consolidated with those of the Corporation) as of and for the period ended December 31, 1996 have been audited by KPMG LLP, independent auditors, as stated in their report incorporated by reference herein. Such financial statements of the Corporation and its consolidated subsidiaries are incorporated herein in reliance upon the respective reports of such firms given upon their authority as experts in accounting and auditing.

  The consolidated balance sheets of MBIA Insurance Corporation and Subsidiaries as of December 31, 1997 and December 31, 1996 and the related consolidated statements of income, changes in shareholder's equity and cash flows for each of the three years in the period ended December 31, 1997 incorporated by reference in this Prospectus Supplement, have been incorporated herein in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

                                  UNDERWRITING

  Subject to the terms and conditions of the Underwriting Agreement, the Corporation has agreed to sell to each of the Underwriters named below (for whom Merrill Lynch, Pierce, Fenner & Smith Incorporated, A.G. Edwards & Sons, Inc., Goldman, Sachs & Co., Morgan Stanley & Co. Incorporated, PaineWebber Incorporated, Prudential Securities Incorporated and Salomon Smith Barney Inc. are acting as Representatives) and each of the Underwriters has severally agreed to purchase from the Corporation the respective principal amount of Series C Senior Notes set forth opposite its name below:

                                                            Principal Amount of
                                                                 Series C
     Underwriter                                               Senior Notes
     -----------                                            -------------------
Merrill Lynch, Pierce, Fenner & Smith
         Incorporated.....................................      $22,625,000
A.G. Edwards & Sons, Inc..................................       22,375,000
Goldman, Sachs & Co. .....................................       22,375,000
Morgan Stanley & Co. Incorporated.........................       22,375,000
PaineWebber Incorporated..................................       22,375,000
Prudential Securities Incorporated........................       22,375,000
Salomon Smith Barney Inc. ................................       22,375,000
ABN AMRO Incorporated.....................................        1,250,000
BT Alex. Brown Incorporated...............................        1,250,000
Robert W. Baird & Co. Incorporated........................        1,250,000
Bear, Stearns & Co. Inc. .................................        1,250,000
CIBC Oppenheimer Corp. ...................................        1,250,000
Dain Rauscher Incorporated................................        1,250,000
EVEREN Securities, Inc. ..................................        1,250,000
Fahnestock & Co. Inc. ....................................        1,250,000
Fleet Securities, Inc. ...................................        1,250,000
Interstate/Johnson Lane Corporation.......................        1,250,000
Legg Mason Wood Walker, Incorporated......................        1,250,000
NationsBanc Montgomery Securities LLC.....................        1,250,000
OLDE Discount Corporation.................................        1,250,000
Raymond James & Associates, Inc. .........................        1,250,000
The Robinson-Humphrey Company, LLC........................        1,250,000
Roney Capital Markets, A Division of First Chicago Capital
 Markets, Inc. ...........................................        1,250,000
SG Cowen Securities Corporation...........................        1,250,000
Tucker Anthony Incorporated...............................        1,250,000
U.S. Bancorp Piper Jaffray Inc. ..........................        1,250,000
Warburg Dillon Read LLC...................................        1,250,000
Advest, Inc. .............................................          625,000
Blaylock & Partners, L.P. ................................          625,000
J.C. Bradford & Co. ......................................          625,000
Crowell, Weedon & Co. ....................................          625,000
D.A. Davidson & Co. ......................................          625,000
Fidelity Capital Markets, A Division of National Financial
 Services Corp. ..........................................          625,000
Fifth Third/The Ohio Company..............................          625,000
First Albany Corporation..................................          625,000
Gibraltar Securities Co. .................................          625,000
Gruntal & Co., L.L.C. ....................................          625,000
J.J.B. Hilliard, W.L. Lyons, Inc. ........................          625,000
Howe Barnes Investments, Inc. ............................          625,000
Wayne Hummer Investments LLC..............................          625,000

                                                             Principal Amount of
                                                                  Series C
     Underwriter                                                Senior Notes
     -----------                                             -------------------
Janney Montgomery Scott Inc. ...............................         625,000
Kirkpatrick, Pettis, Smith, Polian Inc. ....................         625,000
McDonald Investments Inc. ..................................         625,000
McGinn, Smith & Co., Inc. ..................................         625,000
Mesirow Financial, Inc. ....................................         625,000
Morgan Keegan & Company, Inc. ..............................         625,000
Parker/Hunter Incorporated..................................         625,000
Pryor, McClendon, Counts & Co., Inc. .......................         625,000
Scott & Stringfellow, Inc. .................................         625,000
Stephens Inc. ..............................................         625,000
Stifel, Nicolaus & Company, Incorporated....................         625,000
Stone & Youngberg...........................................         625,000
TD Securities (USA) Inc. ...................................         625,000
Trilon International Inc. ..................................         625,000
Utendahl Capital Partners, L.P. ............................         625,000
The Williams Capital Group, L.P. ...........................         625,000
                                                                ------------
     Total..................................................    $200,000,000
                                                                ============

  In the Underwriting Agreement, the Underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all of the Series C Senior Notes offered hereby if any of the Series C Senior Notes are purchased.

  The Underwriters propose initially to offer the Series C Senior Notes to the public at the initial public offering price set forth on the cover page of this Prospectus Supplement, and to certain dealers at such price less a concession not in excess of $.50 per Series C Senior Note. The Underwriters may allow, and such dealers may reallow, a discount not in excess of $.30 per Series C Senior Note to certain other dealers. After the initial public offering, the public offering price, selling concession and discount may be changed.

  There has been no public market for the Series C Senior Notes prior to this offering. The Series C Senior Notes are expected to be approved for listing on the New York Stock Exchange, subject to official notice of issuance. Trading of the Series C Senior Notes on the New York Stock Exchange is expected to commence within a 30-day period after the initial delivery of the Series C Senior Notes. The Representatives have advised the Corporation that they intend to make a market in the Series C Senior Notes prior to the commencement of trading on the New York Stock Exchange. The Representatives will have no obligation to make a market in the Series C Senior Notes, however, and may cease market making activities, if commenced, at any time.

  The Corporation has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

  In connection with the offering, the Underwriters may purchase and sell the Series C Notes in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of the Series C Senior Notes and syndicate short positions involve the sale by the Underwriters of a greater number of Series C Senior Notes than they are required to purchase from the Corporation in the offering. The Underwriters also may impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker dealers in respect of the securities sold in the offering for their account may be reclaimed by the syndicate if such Series C Senior Notes are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the Series C Senior Notes, which may be higher than the price that might otherwise prevail in the open market; and these activities, if commenced, may be discontinued at any time. These transactions may be effected on the New York Stock Exchange, in the over-the-counter market or otherwise.

  The expenses associated with the offer and sale of the Series C Senior Notes are expected to be $1,213,000, which includes the initial premium for the Policy.

  Certain of the Underwriters engage in transactions with, and, from time to time, have performed services for, the Corporation and its affiliates in the ordinary course of business and may do so in the future.

                                 LEGAL MATTERS

  Ellen T. Ruff, Esq., Charlotte, North Carolina, and Dewey Ballantine LLP, New York, New York, will pass upon the validity of the Series C Senior Notes and certain related matters on behalf of the Corporation. Willkie Farr & Gallagher, New York, New York, will pass upon the validity of the Series C Senior Notes for the Underwriters. In giving their respective opinions, Dewey Ballantine LLP and Willkie Farr & Gallagher may rely as to matters of North Carolina law upon the opinion of Ms. Ruff, who is Vice President and General Counsel, Corporate, Gas and Electric Operations, of the Corporation. As of December 31, 1998, Ms. Ruff owned 9,372 shares of Common Stock of the Corporation under its Retirement Savings Plan and options to purchase 9,300 shares of Common Stock of the Corporation, of which options for 2,325 shares are currently exercisable.

                           APPENDIX A--FORM OF POLICY

                                      MBIA

                      FINANCIAL GUARANTY INSURANCE POLICY

                           MBIA Insurance Corporation

                             Armonk, New York 10504

                                                                        [NUMBER]

  MBIA Insurance Corporation (the "Insurer"), in consideration of the payment of the premium and subject to the terms of this policy, hereby unconditionally and irrevocably guarantees to any owner, as hereinafter defined, of the following described obligations, the full and complete payment required to be
made by or on behalf of the Issuer to              or its successor (the
"Paying Agent") of an amount equal to (i) the principal of (either at the stated maturity or by any advancement of maturity pursuant to a mandatory sinking fund payment) and interest on, the Obligations (as that term is defined below) as such payments shall become due but shall not be so paid (except that in the event of any acceleration of the due date of such principal by reason of mandatory or optional redemption or acceleration resulting from default or otherwise, other than any advancement of maturity pursuant to a mandatory sinking fund payment, the payments guaranteed hereby shall be made in such amounts and at such times as such payments of principal would have been due had there not been any such acceleration); and (ii) the reimbursement of any such payment which is subsequently recovered from any owner pursuant to a final judgment by a court of competent jurisdiction that such payment constitutes an avoidable preference to such owner within the meaning of any applicable bankruptcy law. The amounts referred to in clauses (i) and (ii) of the preceding sentence shall be referred to herein collectively as the "Insured Amounts." "Obligations" shall mean:

                                     [PAR]

                             [LEGAL NAME OF ISSUE]

  Upon receipt of telephonic or telegraphic notice, such notice subsequently confirmed in writing by registered or certified mail, or upon receipt of written notice by registered or certified mail, by the Insurer from the Paying Agent or any owner of an Obligation the payment of an Insured Amount for which is then due, that such required payment has not been made, the Insurer on the due date of such payment or within one business day after receipt of notice of such nonpayment, whichever is later, will make a deposit of funds, in an account with State Street Bank and Trust Company, N.A., in New York, New York, or its successor, sufficient for the payment of any such Insured Amounts which are then due. Upon presentment and surrender of such Obligations or presentment of such other proof of ownership of the Obligations, together with any appropriate instruments of assignment to evidence the assignment of the Insured Amounts due on the Obligations as are paid by the Insurer, and appropriate instruments to effect the appointment of the Insurer as agent for such owners of the Obligations in any legal proceeding related to payment of Insured Amounts on the Obligations, such instruments being in a form satisfactory to State Street Bank and Trust Company, N.A., State Street Bank and Trust Company, N.A. shall disburse to such owners, or the Paying Agent payment of the Insured Amounts due on such Obligations, less any amount held by the Paying Agent for the payment of such Insured Amounts and legally available therefor. This policy does not insure against loss of any prepayment premium which may at any time be payable with respect to any Obligation.

  As used herein, the term "owner" shall mean the registered owner of any Obligation as indicated in the books maintained by the Paying Agent, the Issuer, or any designee of the Issuer for such purpose. The term owner shall not include the Issuer or any party whose agreement with the Issuer constitutes the underlying security for the Obligations.

  Any service of process on the Insurer may be made to the Insurer at its offices located at 113 King Street, Armonk, New York 10504 and such service of process shall be valid and binding.

  This policy is non-cancellable for any reason. The premium on this policy is not refundable for any reason including the payment prior to maturity of the Obligations.

  This policy is not covered by the Property/Casualty Insurance Security Fund specified in Article 76 of the New York Insurance Law.

  IN WITNESS WHEREOF, the Insurer has caused this policy to be executed in facsimile on its behalf by its duly authorized officers, this [DAY] day of [MONTH, YEAR].

                                          MBIA Insurance Corporation

                                          -------------------------------------
                                                        President
                                    Attest:
                                          -------------------------------------
                                                   Assistant Secretary

PROSPECTUS

                            Duke Energy Corporation

                      First and Refunding Mortgage Bonds

                                Debt Securities

  Duke Energy Corporation (the "Corporation") may offer, from time to time, up to $1,000,000,000 aggregate principal amount of its First and Refunding Mortgage Bonds (the "New Bonds"), in one or more series, and its Debt Securities (the "Debt Securities"), consisting of Senior Notes (the "Senior Notes"), in one or more series, and Subordinated Notes (the "Subordinated Notes"), in one or more series, on terms to be determined at the time or times of sale. The New Bonds will be issued under, and secured by, a mortgage which constitutes a lien on substantially all of the properties and franchises of the Corporation. See "Description of the New Bonds." The Senior Notes and the Subordinated Notes will be unsecured, and the indentures under which they are to be issued contain no limitations on the issuance by the Corporation of other indebtedness (whether secured or unsecured). The Senior Notes will rank equally and ratably with all other unsecured and unsubordinated indebtedness of the Corporation. The Subordinated Notes will be subordinated to all Senior Indebtedness (as hereinafter defined) of the Corporation. Certain series of Subordinated Notes may also be subordinated to other series of Subordinated Notes. See "Description of the Debt Securities."

  For each offering of New Bonds (the "Offered Bonds"), Senior Notes (the "Offered Senior Notes") or Subordinated Notes (the "Offered Subordinated Notes") (collectively, the "Offered Securities") for which this Prospectus is being delivered, there will be an accompanying Prospectus Supplement (the "Prospectus Supplement") that sets forth the specific designation, aggregate principal amount, maturity or maturities, rate or rates and times of payment of interest, sinking fund provisions, redemption terms and any other special terms of the Offered Securities, and any planned listing thereof on a securities exchange (although no assurance can be given as to the liquidity of, or the trading market for, any of the Offered Securities).

  The Corporation may sell the Offered Securities to or through underwriters or dealers, directly to other purchasers or through agents. The names of any underwriters, dealers or agents involved in the distribution of the Offered Securities, any applicable discounts, commissions or allowances, any initial public offering price and the proceeds to the Corporation from the sale of the Offered Securities will be set forth in the Prospectus Supplement. See "Plan of Distribution" herein.

                               ----------------

THESE  SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES  AND
 EXCHANGE  COMMISSION  OR  ANY   STATE  SECURITIES  COMMISSION  NOR  HAS  THE
  SECURITIES  AND EXCHANGE  COMMISSION  OR ANY  STATE SECURITIES  COMMISSION
   PASSED   UPON  THE  ACCURACY  OR   ADEQUACY  OF  THIS  PROSPECTUS.   ANY
    REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ----------------

               The date of this Prospectus is September 3, 1998.

No person is authorized to give any information or to make any representations other than those contained or incorporated by reference in this Prospectus or the Prospectus Supplement and, if given or made, such information or representations must not be relied upon as having been authorized. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered securities to which it relates or an offer to sell or a solicitation of an offer to buy such securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus or the Prospectus Supplement nor any sale made hereunder or thereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Corporation since the date hereof or thereof or that the information contained or incorporated by reference herein or therein is correct as of any time subsequent to its date.

                             AVAILABLE INFORMATION

  The Corporation is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files periodic and current reports and other information with the Commission. Information concerning directors and officers, their remuneration, the principal holders of securities of the Corporation and any material interest of such persons in transactions with the Corporation, as of particular dates, is disclosed in proxy statements distributed to shareholders of the Corporation and filed with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, 500 West Madison Street, Suite 1400, Chicago, Ill. 60661, and Seven World Trade Center, Suite 1300, New York, N.Y. 10048. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the Commission at its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, reports, proxy statements and other information concerning the Corporation can be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, N.Y. 10005, where certain securities of the Corporation are listed. The Commission maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants, such as the Corporation, that file electronically with the Commission.

  The Corporation has filed with the Commission a registration statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act of 1933 (the "Act"). This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is made to the Registration Statement.

                      DOCUMENTS INCORPORATED BY REFERENCE

  The following documents filed by the Corporation with the Commission are incorporated in this Prospectus by reference as of their respective dates of filing and shall be deemed to be a part hereof:

  . Annual report on Form 10-K of the Corporation for the year ended December 31, 1997.

  . Quarterly reports on Form 10-Q of the Corporation for the quarters ended March 31, 1998 and June 30, 1998.

  . Definitive Joint Proxy Statement-Prospectus of the Corporation and PanEnergy Corp dated March 13, 1997.

  . Annual Report on Form 10-K of PanEnergy Corp for the year ended December 31, 1996.

  . Quarterly Reports on Form 10-Q of PanEnergy Corp for the quarters ended March 31, 1997 and June 30, 1997.

  All documents filed by the Corporation with the Commission pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering made by this Prospectus and the accompanying Prospectus Supplement shall be deemed to be incorporated herein by reference and made a part of this Prospectus from the respective dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus and the accompanying Prospectus Supplement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus or the accompanying Prospectus Supplement.

  The Corporation will provide without charge to each person to whom this Prospectus and the accompanying Prospectus Supplement are delivered, on the written or oral request of any such person, a copy of any or all documents incorporated herein by reference (other than the exhibits to such documents unless such exhibits are specifically incorporated by reference). Such requests should be directed to the Investor Relations Department, Duke Energy Corporation, P.O. Box 1005, Charlotte, North Carolina 28201, telephone: (704) 382-3853 or (800) 488-3853 (toll-free).

                                THE CORPORATION

  Duke Power Company completed a merger with PanEnergy Corp on June 18, 1997 and changed its name to Duke Energy Corporation. The Corporation is a global energy company with more than $20 billion in assets which conducts business in four principal areas of operations:

 Electric Operations

  The Corporation is engaged in the generation, transmission, distribution and sale of electric energy in the central portion of North Carolina and the western portion of South Carolina, comprising the area in both States known as the Piedmont Carolinas. The Corporation's service territory, approximately two-thirds of which lies in North Carolina, covers approximately 20,000 square miles and includes a number of cities, of which the largest are Charlotte, Greensboro, Winston-Salem and Durham in North Carolina and Greenville and Spartanburg in South Carolina. The Corporation supplies electric service to approximately two million residential, commercial and industrial customers in over 200 cities, towns and unincorporated communities. As of August 31, 1998, the Corporation owned 48 generating facilities with a total capacity of 17,300 MW. Net generation of electricity by source for the six months ended June 30, 1998 was as follows: fossil, 48.5%; nuclear, 46.7%; and hydroelectric (including pumped storage) and combustion turbine, 4.8%. The Corporation's electric utility service territory, in which its business is conducted under the name "Duke Power," is shown below.

                        [DUKE POWER SERVICE AREA MAP]

 Energy Transmission

  The Corporation is engaged in the interstate transportation and storage of natural gas. Through its four major pipeline subsidiaries--Texas Eastern Transmission Corporation, Algonquin Gas Transmission Company, Panhandle Eastern Pipe Line Company and Trunkline Gas Company--the Corporation owns and operates one of the nation's largest gas transmission networks, delivering approximately 12% of the natural gas consumed in the United States. This fully interconnected, 22,000-mile system can receive natural gas from most major North American producing regions for delivery to markets throughout the Mid-Atlantic, New England and Midwest states as shown below.


                       [MAP OF GAS TRANSMISSION SYSTEM]


 Energy Services

  The Energy Services group offers a broad variety of worldwide services in energy asset monetization, engineering, construction, liquids, gas and electric marketing, risk management, natural gas liquids shipping, gas processing and transport and "inside-the-fence" and merchant power generation. The Field Services unit is engaged in the business of purchasing, gathering, transporting and marketing natural gas, natural gas liquids and crude oil to industrial end-users, local distribution companies, liquid petroleum gas wholesalers and retailers and refiners. Through Duke Energy Trading and Marketing L.L.C., Duke Energy Marketing, L.P., and Duke/Louis Dreyfus L.L.C., the Corporation markets natural gas and electric power and provides risk management services to utilities, municipalities and other large energy users.

  Duke Engineering & Services, Inc., provides full-scope engineering, technical and professional services to public and private sector clients worldwide in all phases of nuclear, renewable and conventional power generation, from conceptual design through construction and full life-cycle operation. Specialized capabilities include engineering, design, project and construction management, operations and maintenance, quality assurance, environmental management, facility siting, petroleum services, power delivery services and safety and health training. Duke/Fluor Daniel provides services related to the engineering, procurement, construction and operation and maintenance of fossil-fueled generating stations. The Global Asset Development group develops, owns, manages and operates energy projects internationally, electric generation facilities in the United States and Canada, and on-site, "inside-the-fence" electric generation and energy conversion facilities for industrial customers. DukeSolutions is the Corporation's retail energy services provider, offering customers a "one-stop shop" solution for natural gas and electric commodities, energy efficiency and productivity services and asset monetization.

  The scope of the activities of Energy Services is shown below.


                 [MAPS SHOWING ACTIVITIES OF ENERGY SERVICES]

 Other Operations

  Crescent Resources, Inc. ("Crescent Resources") conducts real estate management, forestry, and commercial and residential real estate development operations. DukeNet Communications, Inc. ("DukeNet") develops and manages communications systems, including fiber optic and wireless digital network services.

  The scope of the activities of Crescent Resources and DukeNet is shown below.


          [MAP SHOWING ACTIVITIES OF CRESCENT RESOURCES AND DUKENET]




  The principal executive offices of the Corporation are located at 422 South Church Street, Charlotte, North Carolina 28202, telephone (704) 594-6200.

                             RECENT FINANCIAL DATA
                       (Millions, except per share data)

  The following financial information is qualified in its entirety by the financial statements included in the documents incorporated by reference in this Prospectus. See "Documents Incorporated by Reference."

                  Selected Consolidated Financial Information
                       (Millions, except per share data)

                                Six Months Ended
                                    June 30,        Year Ended December 31,
                                ----------------- ----------------------------
                                  1998   1997(1)   1997(1)   1996(1)  1995(1)
                                -------- -------- --------- --------- --------
Operating Revenues............. $8,128.5 $6,898.6 $16,308.9 $12,302.4 $9,694.7
Net Income.....................    599.6    480.3     974.4   1,074.3  1,018.1
Earnings for Common Stock......    588.0    458.2     901.6   1,030.1    969.2
Earnings per share of Common
 Stock (before extraordinary
 item)
 Basic.........................    $1.65    $1.27     $2.51     $2.90    $2.68
 Dilutive......................     1.65     1.26      2.50      2.88     2.67
Earnings per share of Common
 Stock
 Basic.........................     1.63     1.27      2.51      2.85     2.68
 Dilutive......................     1.63     1.26      2.50      2.83     2.67

--------
(1) Data reflects accounting for the combination with PanEnergy Corp as a pooling of interests. As a result, the data gives effect to the combination as if it had occurred as of January 1, 1995.

                                                        Capitalization as of
                                                            June 30, 1998
                                                        ----------------------
                                                             (Millions)
Common Stock Equity.................................... $    7,579.3     49.6%
Preferred Stocks.......................................        332.9      2.2
Guaranteed Preferred Beneficial Interests in
 Corporation's Subordinated Notes......................        581.3      3.8
Debt (including short-term debt).......................      6,794.4     44.4
                                                        ------------ --------
Total.................................................. $   15,287.9    100.0%
                                                        ============ ========

  The foregoing amounts with respect to the six months ended June 30, 1998 are unaudited but in the opinion of the Corporation include all adjustments necessary for a fair presentation of such amounts.

                      RATIO OF EARNINGS TO FIXED CHARGES

                         Six Months Ended
                             June 30,                 Year Ended December 31,
                         -------------------  ---------------------------------------
                          1998      1997(1)   1997(1) 1996(1) 1995(1) 1994(1) 1993(1)
                         --------  ---------  ------- ------- ------- ------- -------
Ratio of Earnings to
 Fixed Charges..........      4.7         4.1   4.1     4.3     4.0     3.6     3.3

  For purposes of this ratio (i) earnings consist of income from continuing operations before income taxes and fixed charges and (ii) fixed charges consist of all interest deductions and the interest component of rentals.
--------
(1) Data reflects accounting for the combination with PanEnergy Corp as a pooling of interests. As a result, the data gives effect to the combination as if it had occurred as of January 1, 1993.

                                USE OF PROCEEDS

  Except as otherwise provided in the accompanying Prospectus Supplement, the Corporation expects to use the net proceeds from the sale of the Offered Securities (a) to finance the construction of additions to the Corporation's electric plant facilities and the acquisition of nuclear fuel and (b) to purchase or redeem from time to time the Corporation's presently outstanding securities when such transactions will result in an overall cost savings to the Corporation.

                         DESCRIPTION OF THE NEW BONDS

  The New Bonds will be issued as one or more series of First and Refunding Mortgage Bonds (the "Bonds") under a First and Refunding Mortgage, dated as of December 1, 1927 (the "Bond Indenture"), from the Corporation to The Chase Manhattan Bank, as successor Trustee (the "Bond Trustee"), as supplemented and amended and as to be supplemented by one or more supplemental indentures relating to the New Bonds, copies of which are filed as exhibits to the Registration Statement. The Bond Indenture, as heretofore supplemented and amended and as to be supplemented by said supplemental indenture or indentures, is hereinafter called the "Mortgage." The statements under this heading do not purport to be complete, are subject to the detailed provisions of, and are qualified in their entirety by reference to, the Mortgage and are summaries which make use of terms defined in the Mortgage.

General

  Unless otherwise provided in the applicable Prospectus Supplement, the New Bonds will be issuable only in fully registered form, without coupons, in denominations of $1,000 and integral multiples thereof and will be exchangeable for a like aggregate principal amount of New Bonds of other authorized denominations of the same series. No charge will be made for any transfer or exchange of the New Bonds, but the Corporation may require payment of a sum sufficient to cover any stamp tax or other governmental charge incident thereto. Transfers and exchanges of the New Bonds may be made at The Chase Manhattan Bank, 55 Water Street, New York, New York 10041.

Interest, Maturity and Payment

  See the accompanying Prospectus Supplement.

Redemption

  See the accompanying Prospectus Supplement.

Replacement Fund

  The Corporation is required to deposit with the Bond Trustee annually, for a Replacement Fund, the sum of the replacement requirements (as defined) for all years beginning with 1949 and ending with the last calendar year preceding the date of the deposit, after deducting therefrom (1) the aggregate original cost of all fixed property (electric) retired during such period, which amount shall not exceed the aggregate of the gross amounts of additional property (electric) acquired or constructed by the Corporation during the same period; and (2) the aggregate amount of cash theretofore deposited by the Corporation with the Bond Trustee, or which would have been required to be so deposited except for permitted reductions, under the Replacement Fund.

  The "replacement requirement" in respect of any year is 2 1/2% of the average "amount of depreciable fixed property" (electric) as at the beginning and end of such year but shall not exceed the depreciation or retirement charges permitted by any governmental authority, or the amount deductible as depreciation or similar expense for Federal income tax purposes. The "amount of depreciable fixed property" (electric) is the amount by which the sum of $192,913,385, plus the aggregate gross amount of all depreciable additional property (electric) acquired or constructed by the Corporation from January 1, 1949 to the date as of which such amount is determined, exceeds the original cost of all depreciable fixed property (electric) retired during such period or released from the lien of the Mortgage.

  Upon application of the Corporation, the amount of cash at any time required to be deposited in the Replacement Fund may be reduced, and any cash previously so deposited and then held by the Bond Trustee may be withdrawn,
(1) in an amount equal to 150% of the principal amount of Bonds previously authenticated and delivered under the Mortgage, or refundable prior lien bonds, which shall be deposited with the Bond Trustee and on the basis of which the Corporation would otherwise have been entitled to the authentication and delivery of additional Bonds; and (2) in an amount equal to 150% of the principal amount of Bonds to the authentication and delivery of which the Corporation would otherwise be entitled on the basis of additional property (electric).

  Upon application of the Corporation, the Bond Trustee shall apply cash deposited in the Replacement Fund (and not theretofore withdrawn by the Corporation) to the payment, purchase or redemption of Bonds issued under the Mortgage or to the purchase of refundable prior lien bonds.

  The Corporation has never deposited any cash with the Bond Trustee pursuant to the Replacement Fund. If any cash should be deposited in the future, the Corporation has agreed not to apply such cash to the redemption of the New Bonds as long as any of the Bonds presently outstanding remain outstanding.

Security

  The Mortgage creates a continuing lien to secure the payment of the principal of, and interest on, all Bonds issued thereunder, which are in all respects equally and ratably secured without preference, priority or distinction. The lien of the Mortgage covers substantially all of the properties (real, personal and mixed) and franchises of the Corporation, whether now owned or hereafter acquired, with certain exceptions, including certain after-acquired non-electric properties, cash, accounts receivable, choses in action, inventories of materials and supplies, merchandise held for sale, securities held by the Corporation, certain after-acquired property not useful in the Corporation's electric business and certain after-acquired franchises.

  The lien of the Mortgage is subject to certain permitted liens and to liens which may exist upon properties acquired subsequent to the making of the Mortgage to the extent of the amounts of prior lien bonds secured by such properties (which shall not exceed 75% of the cost or value thereof) and additions thereto.

Issuance of Additional Bonds

  The aggregate amount of Bonds which may be issued under the Mortgage is unlimited. The Bonds of each series shall be of such denominations, date, maturity and interest rate, and may have such redemption or sinking fund provisions and such other terms as the Board of Directors of the Corporation may determine.

  Subject to the provisions of the Mortgage, additional Bonds may be authenticated and delivered in an aggregate principal amount not exceeding (1) the amount of cash deposited with the Bond Trustee therefor, (2) the amount of previously authenticated and delivered Bonds and/or refundable prior lien bonds retired or to be retired and which, with certain exceptions, are deposited with the Bond Trustee therefor, or (3) as to additional property (electric) certified to the Bond Trustee subsequent to February 18, 1949, 66 2/3% of the aggregate of the net amounts thereof.

  No additional Bonds may be authenticated and delivered under the Mortgage, other than certain types of refunding Bonds, unless the Corporation's available net earnings for twelve consecutive calendar months within the fifteen calendar months immediately preceding shall have been at least twice the amount of the annual interest charges on all Bonds outstanding under the Mortgage, including the Bonds applied for, and on all outstanding prior lien bonds not held by the Bond Trustee under the Mortgage.

  The Corporation may not apply for the authentication and delivery of any Bonds (1) in an aggregate principal amount exceeding $26 million on the basis of additional property (electric) acquired or constructed prior to January 1, 1949, or (2) on the basis of Bonds or prior lien bonds paid, purchased or redeemed prior to February 1, 1949; and the Corporation may not certify any additional property (electric) which is subject to the lien of any prior lien bonds for the purpose of establishing such prior lien bonds as refundable if the aggregate principal amount of such prior lien bonds exceeds 66 2/3% of the net amount of such additional property subject to the lien of such prior lien bonds.

Release Provisions

  The Mortgage permits the Corporation to dispose of certain property and take certain other action without release by the Bond Trustee, and permits mortgaged property to be released upon the deposit of cash or equivalent consideration equal to the value of the property to be released. The Mortgage contains provisions under which, in certain events and within certain limitations, cash received by the Bond Trustee (other than for the Replacement Fund or as the basis for the issuance of Bonds) shall be paid out by the Bond Trustee upon application of the Corporation.

  Cash deposited with the Bond Trustee for the Replacement Fund may be withdrawn by the Corporation as outlined under the subcaption "Replacement Fund" above. Cash deposited with the Bond Trustee as the basis for the issuance of Bonds may be withdrawn by the Corporation, upon application to the Bond Trustee, in an amount equal to the aggregate principal amount of any Bonds, the authentication and delivery of which the Corporation shall have become entitled to on the basis of additional property (electric), on the basis of Bonds previously authenticated and delivered, or on the basis of refundable prior lien bonds.

Amendments of Mortgage

  Amendments of the Mortgage may be made with the consent of the holders of 66 2/3% of the Bonds; but no amendment shall affect the terms of payment of the principal at maturity of, or the interest or premium on, any Bond or affect the rights of Bondholders to sue to enforce any such payment at maturity, or reduce the percentage required to effect a valid amendment; nor shall any amendment affect the rights under the Mortgage of the holders of less than all of the series of Bonds outstanding unless consented to by the holders of 66 2/3% of the Bonds of each of the series so affected.

  The covenants to be included in the supplemental indenture for the Offered Bonds will be solely for the benefit of holders of such Offered Bonds and may be modified by written consent or affirmative vote of holders of 66 2/3% of such Offered Bonds outstanding, without consent of Bondholders of any other series.

Events of Default

  The Bond Trustee may, and upon written request by the holders of not less than a majority of the outstanding Bonds shall, declare the principal of all outstanding Bonds due upon the happening of any of the events of default specified in the Mortgage, but the holders of a majority of the outstanding Bonds may waive such default and rescind any declaration if such default has been cured. The Bond Trustee is under no obligation to exercise any of its powers at the request of any of the holders of the Bonds unless such Bondholders have offered to the Bond Trustee security or indemnity satisfactory to it against the cost, expenses and liabilities to be incurred therein or thereby. The holders of a majority in principal amount of the Bonds outstanding may direct the time, method and place of conducting any proceeding for any remedy available to the Bond Trustee, or exercising any trust or power conferred upon the Bond Trustee, and the Bond Trustee shall not be liable with respect to any action taken or omitted to be taken by it in good faith in accordance with any such direction.

  Events of default are defined in the Mortgage as including (a) default in the payment of principal, (b) default for 60 days in the payment of interest,
(c) default in the performance of any other covenants in the Mortgage continuing for a period of 60 days after notice by the Bond Trustee or by the holders of not less than 10% in principal amount of the Bonds then outstanding, and (d) certain events in bankruptcy or insolvency.

  The Corporation is required to furnish annually to the Bond Trustee a certificate in respect of compliance or non-compliance by the Corporation with the covenants of the Mortgage.

                      DESCRIPTION OF THE DEBT SECURITIES

  The Debt Securities will constitute either senior or subordinated unsecured debt of the Corporation and will be issued in one or more series under (i) an indenture (the "Senior Indenture") for senior Debt Securities (sometimes called "Senior Notes") or (ii) an indenture (the "Subordinated Indenture," and together with the Senior Indenture, the "Indentures") for subordinated Debt Securities (sometimes called "Subordinated Notes"). The Senior Indenture is to be dated as of September 1, 1998 and is to be entered into between the Corporation and The Chase Manhattan Bank, as Trustee. The Subordinated Indenture is dated as of December 1, 1997 and has been entered into between the Corporation and The Chase Manhattan Bank, as Trustee. Each of the Trustee under the Senior Indenture and the Trustee under the Subordinated Indenture is, as applicable, herein called the "Trustee." The Indentures are filed as exhibits to the Registration Statement of which this Prospectus is a part. The following description does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the applicable Indenture or Indentures. Certain capitalized terms used herein are defined in one or both Indentures.

General

  Neither Indenture limits the aggregate principal amount of the Debt Securities issuable thereunder. Each Indenture provides that Debt Securities may be issued thereunder from time to time in one or more series pursuant to supplemental indentures or pursuant to resolutions of the Corporation's Board of Directors or a duly authorized committee thereof. The Debt Securities of any series need not be issued at the same time or bear interest at the same rate or mature on the same date.

  The Corporation conducts its non-electric operations through subsidiaries. Accordingly, the ability of the Corporation to meet its obligations under the Debt Securities will be dependent in part on the earnings and cash flows of such subsidiaries and the ability of such subsidiaries to pay dividends or to advance or repay funds to the Corporation. In addition, the rights of the Corporation and its creditors to participate in the assets of any such subsidiary upon the latter's liquidation or recapitalization will be subject to the prior claims of such subsidiary's creditors. It is anticipated that certain of the subsidiaries conducting the non-electric operations of the Corporation will incur substantial amounts of debt in the expansion of their business.

  Reference is made to the applicable Prospectus Supplement (the "Prospectus Supplement") for the following terms of any particular series of Offered Senior Notes or Offered Subordinated Notes (collectively, the "Offered Debt Securities"): (i) the title of such Debt Securities; (ii) any limit on the aggregate principal amount of such Debt Securities; (iii) the date or dates on which the principal of any of such Debt Securities will be payable or the method by which such date or dates will be determined, and the right, if any, of the Corporation to shorten or extend the date on which the principal of any Debt Securities of the series is payable and the conditions to any such change; (iv) the rate or rates at which any of such Debt Securities will bear interest, if any, or the method by which such rate or rates will be determined, and the date or dates from which any such interest will accrue;
(v) the Interest Payment Dates on which any such interest will be payable and the Regular Record Date, if any, for any such interest payable on any Interest Payment Date; (vi) if applicable, whether the interest payment periods may be extended by the Corporation and, if so, the terms of any such extension; (vii) the place or places where the principal of and any premium and interest on any of such Debt Securities will be payable if other than the principal corporate trust office of the Trustee; (viii) the obligation, if any, of the Corporation to redeem or purchase any of such Debt Securities pursuant to any sinking fund, purchase fund or analogous provision or at the option of the holder thereof and the terms and conditions on which any of such Debt Securities may be redeemed or purchased pursuant to such obligation; (ix) the denominations in which any of such Debt Securities will be issuable, if other than denominations of $1,000 or any integral multiple thereof; (x) the terms and conditions, if any, on which any of such Debt Securities may be redeemed at the option of the Corporation; (xi) if applicable, the fact that certain terms of the applicable Indenture which are described below under the caption "Defeasance and Covenant Defeasance" will not apply to any of such Debt Securities; (xii) the currency, currencies or currency units in which the principal of and any premium and interest on any of such Debt Securities will be payable, if other than U.S. dollars, and the manner of determining the equivalent thereof in U.S. dollars for any purpose; (xiii) if the principal of or any premium or interest on any of such Debt Securities is to be payable, at the election of the Corporation or the holder thereof, in one or more currencies or currency units other than those in which such Debt Securities are stated to be payable, then the currency, currencies or currency units in which such payments will be made, the terms and conditions upon which such election is to be made and the amount so payable (or the manner of determining any such amount); (xiv) the portion of the principal amount of any such Debt Securities which will be payable upon declaration of acceleration of the maturity thereof, if other than the entire principal amount thereof; (xv) whether any of such Debt Securities will be issuable in whole or in part in the form of one or more Global Securities and, if so, the identity of the depositary (the "Depositary") for any such Global Security and any provisions regarding the transfer, exchange or legending of any such Global Security if different from those described below under the caption "Global Securities";
(xvi) any addition to, change in or deletion from the Events of Default or covenants with respect to any of such Debt Securities; (xvii) any index or formula used to determine the amount of principal of or any premium or interest on any of such Debt Securities and the manner of determining any such amounts; (xviii) if the principal amount payable at the stated maturity of any of such Debt Securities will not be determinable as of any one or more dates prior to the stated maturity, the amount which will be deemed to be such principal amount as of any such date for any purpose, including the principal amount thereof which will be due and payable upon any maturity other than the stated maturity (or the manner of determining any such deemed principal amount); (xix) the subordination of such Debt Securities to any other indebtedness of the Corporation, including other series of Subordinated Notes (for series of Subordinated Notes only); and (xx) any other terms of such Debt Securities.

  Unless otherwise indicated in the Prospectus Supplement relating thereto, the Debt Securities will be issued only in fully registered form, without coupons, and no service charge will be made for any registration of transfer or exchange of Debt Securities, but the Corporation may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

  Unless otherwise indicated in the Prospectus Supplement relating thereto, the principal of and any premium and interest on the Offered Debt Securities will be payable, and the Offered Debt Securities will be exchangeable and transfers thereof will be registrable, at The Chase Manhattan Bank, 55 Water Street, New York, New York 10041, and payment of any interest due on any Offered Debt Security will be made to the Person in whose name such Offered Debt Security is registered at the close of business on the Regular Record Date for such interest.

  If the Debt Securities of a series (or of a series and specified tenor) are to be redeemed, the Corporation will not be required to (i) issue, register the transfer of, or exchange any Debt Security of that series (or of that series and specified tenor, as the case may be) during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any such Debt Security that may be selected for redemption and ending at the close of business on the day of such mailing or (ii) register the transfer of or exchange any Debt Security so selected for redemption, in whole or in part, except the unredeemed portion of any such Debt Security being redeemed in part.

  Debt Securities, including Original Issue Discount Securities, may be offered and sold at a substantial discount below their principal amount. Special United States federal income tax and other considerations, if any, applicable thereto will be described in the applicable Prospectus Supplement. In addition, certain special United States federal income tax or other considerations, if any, applicable to any Debt Securities which are denominated in a currency or currency unit other than U.S. dollars may be described in the applicable Prospectus Supplement.

  Neither Indenture contains provisions that afford any holders of Debt Securities protection in the event of a highly leveraged transaction involving the Corporation.

Global Securities

  Some or all of the Debt Securities of a series may be represented in whole or in part by one or more Global Securities that will be deposited with or on behalf of one or more Depositaries.

  The specific terms of the depositary arrangement with respect to any Debt Securities of a series will be described in the Prospectus Supplement relating thereto. The Corporation anticipates that the following provisions will apply to all depositary arrangements.

  Unless otherwise specified in the Prospectus Supplement relating thereto, Debt Securities which are to be represented by a Global Security to be deposited with or on behalf of a Depositary will be represented by a Global Security registered in the name of such Depositary or its nominee. Upon the issuance of a Global Security in registered form, the Depositary for such Global Security will credit, on its book-entry registration and transfer system, the respective principal amounts of the Debt Securities represented by such Global Security to the accounts of institutions that have accounts with such Depositary or its nominee ("participants"). The accounts to be credited will be designated by the underwriters or agents of such Debt Securities or by the Corporation, if such Debt Securities are offered and sold directly by the Corporation. Ownership of beneficial interests in such Global Securities will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests by participants in such Global Securities will be shown on, and the transfer of any such ownership interest will be effected only through, records maintained by the Depositary or its nominee for such Global Security. Ownership of beneficial interests in Global Securities by persons that hold through participants will be effected only through records maintained by such participants. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Security.

  So long as the Depositary for a Global Security, or its nominee, is the registered owner of such Global Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Debt Securities represented by such Global Security for all purposes under the applicable Indenture. Except as set forth below, owners of beneficial interests in the Global Security will not be entitled to have the Debt Securities represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of the Debt Securities in definitive form and will not be considered their owners or holders thereof under the applicable Indenture.

  Payment of principal of and premium and interest on Debt Securities registered in the name of or held by a Depositary or its nominee will be made in immediately available funds to the Depositary or its nominee, as the case may be, as the registered owner or the holder of the Global Security representing such Debt Securities. None of the Corporation, the Trustee, any Paying Agent or the Security Registrar for such Debt Securities will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in a Global Security for such Debt Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

  The Corporation expects that a Depositary for Debt Securities of a series, upon receipt of any payment of principal or any premium or interest in respect of a Global Security, will credit immediately participants' accounts with payment in amounts proportionate to their respective beneficial interests in the principal amount of such Global Security as shown on the records of such Depositary. The Corporation also expects that payments by participants to owners of beneficial interests in such Global Security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in "street name," and will be the responsibility of such participants.

  A Global Security may not be transferred in whole or in part except by the Depositary for such Global Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary. If a Depositary for Debt Securities of a series is at any time unwilling or unable to continue as Depositary and a successor Depositary is not appointed by the Corporation within 90 days or if at any time the Depositary ceases to be a clearing agency registered under the Exchange Act when the Depositary is required to be registered to act as such Depositary and no successor is appointed by the Corporation within 90 days, then the Corporation will issue Debt Securities in definitive registered form in exchange for the Global Security or Global Securities representing such Debt Securities. In addition, the Corporation may at any time determine not to have any Debt Securities represented by one or more Global Securities and, in such event, will issue Debt Securities in definitive registered form in exchange for the Global Securities representing such Debt Securities. In any such instance, an owner of a beneficial interest in a Global Security will be entitled to physical delivery in definitive form of Debt Securities represented by such Global Security equal in principal amount to such beneficial interest and to have such Debt Securities registered in its name.

Redemption

  Any terms and conditions for the optional or mandatory redemption of any Offered Debt Securities will be set forth in the applicable Prospectus Supplement. Except as otherwise provided in the applicable Prospectus Supplement, Debt Securities that are redeemable by the Corporation may be redeemed, subject to the subsequent sentence, only upon notice mailed not less than 30 nor more than 60 days prior to the date fixed for redemption. With certain exceptions, a notice of redemption at the option of the Corporation may state that such redemption will be conditional upon receipt by the Trustee or any applicable Paying Agent or Agents, on or prior to the date fixed for such redemption, of money sufficient to pay the principal of and any premium and interest on such Debt Securities and that if such money has not been so received, such notice will be of no force and effect and the Corporation will not be required to redeem such Debt Securities.

Consolidation, Merger, Conveyance or Transfer

  Each Indenture provides that the Corporation may consolidate or merge with or into another corporation or other entity of a sort specified in such Indenture, or convey or transfer its properties and assets as an entirety or substantially as an entirety to any such entity, provided that the successor, if any, assumes by supplemental indenture the Corporation's obligations under such Indenture and the Debt Securities issued thereunder and the Corporation delivers an officers' certificate and an opinion of counsel to the Trustee stating that all conditions precedent in such Indenture relating to such consolidation, merger, conveyance or transfer have been complied with. Upon the assumption by the successor of the Corporation's obligations under the applicable Indenture and the Debt Securities issued thereunder, and the satisfaction of any other condition precedent provided for in such Indenture, the successor will succeed to and be substituted for the Corporation under such Indenture and the Corporation will be relieved of its obligations under such Indenture and the Debt Securities issued thereunder.

Modification; Waiver

  Each Indenture provides that modifications and amendments thereof may be made by the Corporation and the Trustee with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding Debt Securities of all series of Debt Securities affected thereby (voting as one class); provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding Debt Security affected thereby,
(a) change the stated maturity of the principal of, or any installment of principal of or interest on, any Debt Security; (b) reduce the principal amount of, or the rate of interest on, or any premium payable upon the redemption of, any Debt Security or reduce the amount of principal of any Debt Security which would be due and payable upon acceleration of the maturity thereof; (c) change the currency of payment of principal of, or any premium or interest on, any Debt Security; (d) impair the right to institute suit for the enforcement of any such payment on any Debt Security on or after the stated maturity thereof (or date of redemption); (e) reduce the percentage in principal amount of Debt Securities of any series, the consent of whose holders is required to modify or amend such Indenture, to waive compliance with certain provisions of such Indenture or to waive certain defaults; or (f) with certain exceptions, modify the above provisions or the sections of the applicable Indenture governing waiver of certain covenants and past defaults. In addition, the Corporation and the Trustee may execute, without the consent of any holders of the Debt Securities issued under such Indenture, indentures supplemental to such Indenture for certain other purposes, including for the purpose of creating a new series of Debt Securities thereunder.

  The holders of not less than a majority in aggregate principal amount of the outstanding Debt Securities of any series may waive, insofar as that series is concerned, compliance by the Corporation with certain restrictive provisions of the Indenture under which such Debt Securities were issued. The holders of not less than a majority in aggregate principal amount of the outstanding Debt Securities of all series under the applicable Indenture with respect to which a default has occurred and is continuing (voting as one class) may waive any past default under the Indenture under which such Debt Securities were issued with respect to all such series, except a default in the payment of principal of, or any premium or interest on any Debt Security of such series or in respect of a covenant or provision under such Indenture which cannot be modified or amended without the consent of the holder of each outstanding Debt Security affected thereby.

  The Subordinated Indenture may not be amended to alter the subordination of any of the outstanding Subordinated Notes without the written consent of each holder of Senior Indebtedness then outstanding that would be adversely affected thereby.

Events of Default

  The following will be Events of Default under each Indenture with respect to Debt Securities of any series issued thereunder (unless inapplicable to the particular series, or otherwise modified or deleted in an indenture supplemental to such Indenture, as set forth in the applicable Prospectus Supplement): (a) failure to pay principal of or any premium on any Debt Security of that series when due; (b) failure to pay any interest on any Debt Security of that series when due, continued for 60 days; provided, however, that the date on which such payment is due and payable shall be the date on which the Corporation is required to make payment following any deferral of payments of interest by the Corporation pursuant to the terms of such Debt Securities; (c) failure to make any sinking fund payment when and as due by the terms of any Debt Security of that series, continued for 60 days; (d) failure to perform any covenant of the Corporation in the applicable Indenture (other than a covenant which has expressly been included in such Indenture solely for the benefit of series of Debt Securities other than that series), continued for 90 days after written notice has been given by the Trustee or the holders of at least 33% in principal amount of the outstanding Debt Securities of that series (unless such time period is extended by the Trustee or by the Trustee and the holders of a principal amount of Debt Securities of that series not less than the principal amount of Debt Securities the holders of which had given such notice of default; provided, however, that the Trustee, or the Trustee and such holders, as the case may be, will be deemed to have agreed to such an extension if corrective action is initiated, and is being diligently pursued, by the Corporation, as further provided in the applicable Indenture); (e) certain events in bankruptcy, insolvency or reorganization; and (f) any other Event of Default provided with respect to Debt Securities of that series.

  If an Event of Default with respect to Debt Securities of a series occurs and is continuing, then the Trustees or the holders of not less than 33% in principal amount of the outstanding Debt Securities of that series may, by a notice in writing to the Corporation (and to the Trustee if given by holders), declare to be immediately due and payable the principal amount (or, if any Debt Securities of that series are Original Issue Discount Securities, such portion of the principal amount as may be specified in the terms of the series) of all Debt Securities of that series. However, at any time after such a declaration of acceleration with respect to Debt Securities of any series has been made and before a judgment or decree for payment of the money due has been obtained by the Trustee, the Event of Default giving rise to such declaration of acceleration will, without further act, be deemed to have been waived, and such declaration will be deemed to have been rescinded, if (i) the Corporation has paid or deposited with the Trustee a sum sufficient to pay all overdue interest on the Debt Securities of such series, the principal of and any premium on the Debt Securities of such series which have become due otherwise than by such declaration of acceleration and interest thereon at the rate or rates prescribed therefor in such Debt Securities, interest on overdue interest at the rate or rates prescribed therefor in the Debt Securities of such series (to the extent permitted by applicable law), and all amounts due to the Trustee under the applicable Indenture, and (ii) all Events of Default with respect to the Debt Securities of such series (other than the nonpayment of the principal of the Debt Securities of such series which has become due solely by such declaration of acceleration) have been cured or waived. Reference is made to the Prospectus Supplement relating to any series of Debt Securities which are Original Issue Discount Securities for the particular provisions relating to acceleration of a portion of the principal amount of such Original Issue Discount Securities upon the occurrence of an Event of Default and the continuation thereof.

  Subject to the provisions of each Indenture relating to the duties of the Trustee in case an Event of Default occurs and is continuing, each Indenture provides that the Trustee will be under no obligation to exercise any of its rights or powers under such Indenture at the request or direction of any of the holders unless such holders shall have offered to the Trustee reasonable indemnity against the costs, expenses and liabilities which might be incurred thereby. Subject to such provisions for indemnification and certain other rights of the Trustee, the holders of a majority in principal amount of the outstanding Debt Securities of any series have the right to direct the time, method and place of conducting any proceedings for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Debt Securities of that series. The Trustee may withhold notice to the holders of Debt Securities of any series of any default (except in payment of principal or interest) with respect to such series of Debt Securities, if it in good faith considers it in the interest of such holders to do so.

  No holder of a Debt Security of any series will have any right to institute any proceeding with respect to the Indenture under which such Debt Security was issued or for any remedy thereunder unless such holder has previously given to the Trustee written notice of a continuing Event of Default with respect to the Debt Securities of that series and unless the holders of not less than a majority in principal amount of the outstanding Debt Securities of that series have made such written request, and offered reasonable indemnity, to the Trustee to institute such proceeding, and the Trustee has not received from the holders of a majority in principal amount of the outstanding Debt Securities of that series a direction inconsistent with such request and has failed to institute such proceeding within 60 days after receipt of such notice and offer of indemnity. Notwithstanding the foregoing, the holder of any Debt Security will have an absolute and unconditional right to receive payment of the principal of and any premium and, subject to certain limitations, interest on such Debt Security on the stated maturity thereof (or, in the case of redemption, on the Redemption Date) and to institute suit for the enforcement of any such payment.

  The Corporation is required to furnish annually to the Trustee for each Indenture an officers' certificate to the effect that, to the best knowledge of the officers providing such certificate, the Corporation is not in default in the performance and observance of any terms, provisions or conditions of such Indenture or, if there has been such a default, specifying each such default and the status thereof.

Negative Pledge

  The Senior Indenture provides that the Corporation will not, while any of the Senior Notes remain outstanding, create, or suffer to be created or to exist, any mortgage, lien, pledge, security interest or other encumbrance of any kind upon any property of the Corporation, whether owned on or acquired after the date of the Senior Indenture, to secure any indebtedness for borrowed money of the Corporation, unless it makes effective provision whereby the Senior Notes then outstanding will be secured by such mortgage, lien, pledge, security interest or other encumbrance equally and ratably with any and all indebtedness for borrowed money thereby secured so long as any such indebtedness shall be so secured; provided, however, that the Corporation will not be precluded from creating, or from suffering to be created or to exist, any mortgages, liens, pledges, security interests or other encumbrances, or any agreements, with respect to (i) purchase money mortgages, or other purchase money liens, pledges, security interests or encumbrances of any kind upon property acquired after the date of the Senior Indenture by the Corporation, or mortgages, liens, pledges, security interests or other encumbrances of any kind existing on any property at the time of the acquisition thereof (including mortgages, liens, pledges, security interests or other encumbrances which exist on any property of a Person which is consolidated with or merged with or into the Corporation or which transfers or leases all or substantially all of its properties to the Corporation), or conditional sales agreements or other title retention agreements and leases in the nature of title retention agreements with respect to any property acquired after the date of the Senior Indenture; provided, however, that no such mortgage, lien, pledge, security interest or other encumbrance will extend to or cover any other property of the Corporation; (ii) mortgages, liens, pledges, security interests or other encumbrances of any kind upon any property of the Corporation existing as of the date of the initial issuance of the Senior Notes; liens for taxes or assessments or other governmental changes or levies; pledges or deposits to secure obligations under workers' compensation laws, unemployment insurance and other social security legislation, including liens of judgments thereunder which are not currently dischargeable; pledges or deposits to secure performance in connection with bids, tenders, contracts (other than contracts for the payment of money) or leases to which the Corporation is a party; pledges or deposits to secure public or statutory obligations of the Corporation; builders', materialmen's, mechanics', carriers', warehousemen's, workers', repairmen's, operators', landlords' or other like liens in the ordinary course of business, or deposits to obtain the release of such liens; pledges or deposits to secure, or in lieu of, surety, stay, appeal, indemnity, customs, performance or return-of-money bonds; other pledges or deposits for similar purposes in the ordinary course of business; liens created by or resulting from any litigation or proceeding which at the time is being contested in good faith by appropriate proceedings; liens incurred in connection with the issuance of bankers' acceptances and lines of credit, bankers' liens or rights of offset and any security given in the ordinary course of business to banks or others to secure any indebtedness payable on demand or maturing within 12 months of the date that such indebtedness is originally incurred; the "permitted liens" specified in
Section 2.07 of the Mortgage; liens incurred in connection with repurchase, swap or other similar agreements (including, without limitation, commodity price, currency exchange and interest rate protection agreements); leases made, or existing on property acquired, in the ordinary course of business; liens securing industrial revenue or pollution control bonds; liens, pledges, security interests or other encumbrances on any property arising in connection with any defeasance, covenant defeasance or in-substance defeasance of indebtedness of the Corporation, including the Senior Notes; liens created in connection with, and created to secure, a non-recourse obligation; zoning restrictions, easements, licenses, rights-of-way, restrictions on the use of property or minor irregularities in title thereto, which do not, in the opinion of the Corporation, materially impair the use of such property in the operation of the business of the Corporation or the value of such property for the purpose of such business; (iii) Bonds issued or to be issued from time to time under the Mortgage; (iv) indebtedness which may be issued by the Corporation in connection with a consolidation or merger of the Corporation with or into any other Person (which may be an affiliate of the Corporation) in exchange for or otherwise in substitution for secured indebtedness of such Person ("Third Party Debt") which by its terms (1) is secured by a mortgage on all or a portion of the property of such Person, (2) prohibits secured indebtedness from being incurred by such Person, unless the Third Party Debt shall be secured equally and ratably with such secured indebtedness or (3) prohibits secured indebtedness from being incurred by such Person; (v) indebtedness of any Person which is required to be assumed by the Corporation in connection with a consolidation or merger of such Person, with respect to which any property of the Corporation is subjected to a mortgage, lien, pledge, security interest or other encumbrance; (vi) mortgages, liens, pledges, security interests or other encumbrances of any kind upon any property acquired, constructed, developed or improved by the Corporation (whether alone or in association with others) after the date of the Senior Indenture which are created prior to, at the time of, or within 18 months after such acquisition (or in the case of property constructed, developed or improved, after the completion of such construction, development or improvement and commencement of full commercial operation of such property, whichever is later) to secure or provide for the payment of any part of the purchase price or cost thereof, provided that in the case of such construction, development or improvement the mortgages, liens, pledges, security interests or other encumbrances shall not apply to any property theretofore owned by the Corporation other than theretofore unimproved real property; (vii) the replacement, extension or renewal (or successive replacements, extensions or renewals), as a whole or in part, of any mortgage, lien, pledge, security interest or other encumbrance, or of any agreement, referred to above in clauses (i) through (vi) inclusive, or the replacement, extension or renewal (not exceeding the principal amount of indebtedness secured thereby together with any premium, interest, fee or expense payable in connection with any such replacement, extension or renewal) of the indebtedness secured thereby; provided that such replacement, extension or renewal is limited to all or a part of the same property that secured the mortgage, lien, pledge, security interest or other encumbrance replaced, extended or renewed (plus improvements thereon or additions or accessions thereto); or (viii) any other mortgage, lien, pledge, security interest or other encumbrance not excepted by the foregoing clauses (i) through (vii); provided that immediately after the creation or assumption of such mortgage, lien, pledge, security interest or other encumbrance, the aggregate principal amount of indebtedness for borrowed money of the Corporation secured by all mortgages, liens, pledges, security interests and other encumbrances created or assumed under the provisions of clause (viii) will not exceed an amount equal to 10% of common stockholders' equity of the Corporation as shown on its consolidated balance sheet for the accounting period occurring immediately prior to the creation or assumption of such mortgage, lien, pledge, security interest or other encumbrance.

Defeasance and Covenant Defeasance

  Unless otherwise provided in the Prospectus Supplement for a series of Debt Securities, the Corporation may cause itself (subject to the terms of the Indenture under which such Debt Securities were issued) to be (i) discharged from its obligations (with certain exceptions) with respect to any Debt Securities or series of Debt Securities ("Defeasance") and/or (ii) released from its obligations under any covenants expressly established in respect of any Debt Securities or series of Debt Securities and, with respect to any Debt Securities or series issued under the Senior Indenture, from the obligations, if applicable, described above under the caption "Negative Pledge" with respect to any such Debt Securities ("Covenant Defeasance"), on and after the date certain conditions set forth in such Indenture are satisfied. Such conditions include the irrevocable deposit with the Trustee, in trust for such purpose, of money and/or Government Obligations (as such term is defined in the applicable Indenture), which through the scheduled payment of principal and interest thereon will provide moneys in an amount sufficient to pay the principal of and any premium and interest on such Debt Securities on the stated maturities of such payments or upon redemption.

  Defeasance by the Corporation with respect to any Debt Securities of a series is permitted under certain circumstances under each Indenture notwithstanding the Corporation's prior Covenant Defeasance with respect to Debt Securities of that series. Following a Defeasance, payment of any of such Debt Securities may not be accelerated because of an Event of Default (as defined in the applicable Indenture). Following a Covenant Defeasance, payment of Debt Securities may not be accelerated under the applicable Indenture by reference to the covenants noted under clause (ii) above. However, if such an acceleration were to occur, the realizable value at the acceleration date of the money and Government Obligations in the defeasance trust could be less than the principal and interest then due on such Debt Securities, in that the required deposit in the defeasance trust is based upon scheduled cash flows rather than market value, which will vary depending upon interest rates and other factors.

  Under current United States federal income tax law, the Defeasance contemplated in the preceding paragraphs would be treated as an exchange of the relevant Debt Securities in which holders of Debt Securities might recognize gain or loss. In addition, thereafter, the amount, timing and character of amounts that holders would be required to include in income might be different from that which would be includable in the absence of such Defeasance. Prospective investors are urged to consult their own tax advisors as to the specific consequences of a Defeasance, including the applicability and effect of tax laws other than the United States federal income tax laws.

  Under current United States federal income tax law, unless accompanied by other changes in the terms of the Debt Securities, Covenant Defeasance should not be treated as a taxable exchange.

Subordination of Subordinated Notes

  The Subordinated Indenture provides that, unless otherwise provided for a series of Subordinated Notes, the Subordinated Notes of any series will be subordinate in right of payment, to the extent and in the manner set forth in the Subordinated Indenture, to all Senior Indebtedness. The Subordinated Indenture defines "Senior Indebtedness" to mean, with respect to any series of Subordinated Notes, the principal of, and premium, if any, and interest on and any other payment in respect of indebtedness due pursuant to any of the following, whether outstanding at the date of execution of the Subordinated Indenture or thereafter incurred, created or assumed: (a) all indebtedness of the Corporation evidenced by notes, debentures, bonds or other securities sold by the Corporation for money or other obligations for money borrowed, (b) all indebtedness of others of the kinds described in the preceding clause (a) assumed by or guaranteed in any manner by the Corporation or in effect guaranteed by the Corporation through an agreement to purchase, contingent or otherwise, and (c) all renewals, extensions or refundings of indebtedness of the kinds described in either of the preceding clauses (a) and (b), unless, in the case of any particular indebtedness, renewal, extension or refunding, the instrument creating or evidencing the same or the assumption or guarantee of the same by its terms provides that such indebtedness, renewal, extension or refunding is not superior in right of payment to or is pari passu with such Subordinated Notes.

  In the event, subject to certain exceptions specified in the Subordinated Indenture, (a) of any payment by, or distribution of assets of, the Corporation to creditors upon any dissolution, winding-up, liquidation or reorganization of the Corporation, whether in bankruptcy, insolvency or other proceedings, or (b) that (i) a default (beyond any period of grace) shall have occurred and be continuing with respect to the payment of principal, interest or any other monetary amounts due and payable on any Senior Indebtedness or
(ii) the maturity of any Senior Indebtedness shall have been accelerated because of a default with respect to such Senior Indebtedness, then the holders of all Senior Indebtedness shall be entitled to receive payment, in the case of (a) above, of all amounts due or to become due upon all Senior Indebtedness, and, in the case of (b) above, of all amounts due thereon, or provision shall be made for such payment, before the holders of the Subordinated Notes are entitled to receive payments of principal or interest on such Subordinated Notes.

  As of June 30, 1998, approximately $3,977,766,000 of Senior Indebtedness was outstanding. The Subordinated Indenture does not restrict the amount of Senior Indebtedness that may be issued by the Corporation.

Concerning the Trustee

  The Chase Manhattan Bank is the Bond Trustee under the Mortgage and the Trustee under each of the Indentures. The Corporation and certain of its affiliates maintain deposit accounts and banking relationships with The Chase Manhattan Bank.

  The occurrence of a default under the Mortgage, the Subordinated Indenture or the Senior Indenture with respect to one or more series of Bonds or Debt Securities could create a conflicting interest for the Bond Trustee, the Trustee under the Senior Indenture or the Trustee under the Subordinated Indenture, as the case may be, under the Trust Indenture Act of 1939, as amended (the "1939 Act"). If such default has not been cured or waived within 90 days after such Trustee has or acquires a conflicting interest, such Trustee generally would be required by the 1939 Act to eliminate such conflicting interest or resign as Trustee with respect to the Bonds issued under the Mortgage or the Debt Securities issued under the Senior Indenture or the Subordinated Indenture, as the case may be. In the event of the Trustee's resignation, the Corporation shall promptly appoint a successor Trustee with respect to the affected securities.

                             PLAN OF DISTRIBUTION

  The Offered Securities may be sold (i) by selecting and negotiating with a managing underwriter or underwriters for the sale, (ii) directly to a limited number of purchasers or to a single purchaser or (iii) through agents.

  The Prospectus Supplement will set forth the manner and terms of the offering of the related Offered Securities, including the name or names of any underwriters, dealers or agents, the purchase price or prices of the Offered Securities, the proceeds to the Corporation from the sale of the Offered Securities, any initial public offering price, any underwriting discount or commission and any discounts, concessions or commissions allowed or reallowed or paid by any underwriter to other dealers. Any initial public offering price and any discounts, concessions or commissions allowed or reallowed or paid to dealers may be changed from time to time. Unless otherwise indicated in the Prospectus Supplement, any agent will be acting on a best efforts basis for the period of its appointment.

  Underwriters, dealers and agents who participate in the distribution of the Offered Securities, and their officers, directors and controlling persons, may be entitled under agreements to be entered into with the Corporation to indemnification by the Corporation against certain liabilities, including liabilities under the Act.

  Unless otherwise set forth in the Prospectus Supplement, the obligations of any underwriter or underwriters to purchase the related Offered Securities will be subject to certain conditions precedent and such underwriter or underwriters with respect to the sale of such Offered Securities will be obligated to purchase all of such Offered Securities if any are purchased.

  The Prospectus Supplement will set forth any planned listing of the related Offered Securities on a national securities exchange and will indicate whether any underwriters, dealers or agents intend to make a market in the Offered Securities as permitted by applicable laws and regulations. No assurance can be given as to the liquidity of or the trading market for the Offered Securities.

                                    EXPERTS

  The consolidated financial statements of the Corporation as of December 31, 1997, included in the Corporation's annual report on Form 10-K, which are incorporated herein by reference, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is incorporated herein by reference. The consolidated financial statements of the Corporation and its subsidiaries, except PanEnergy Corp and subsidiaries as of December 31, 1996 and for each of the two years in the period ended December 31, 1996, included in the Corporation's annual report on Form 10-K for the year ended December 31, 1997, which are incorporated herein by reference, have been audited by Deloitte & Touche LLP, as stated in their report which is incorporated herein by reference. The financial statements of PanEnergy Corp and subsidiaries (consolidated with those of the Corporation) as of December 31, 1996 and for each of the two years in the period ended December 31, 1996 have been audited by KPMG Peat Marwick LLP, independent auditors, as stated in their report incorporated by reference herein. Such financial statements of the Corporation and its consolidated subsidiaries are incorporated herein in reliance upon the respective reports of such firms given upon their authority as experts in accounting and auditing.

                                LEGAL OPINIONS

  The validity of the Offered Securities will be passed upon for the Corporation by Robert S. Lilien, Esq., Charlotte, North Carolina, and by Dewey Ballantine LLP, New York, New York, and will be passed upon for any agents, dealers or underwriters by counsel named in the applicable Prospectus Supplement. In giving its opinion, Dewey Ballantine LLP may rely as to matters of North Carolina law upon the opinion of Mr. Lilien, who is a Vice President and the General Counsel, Corporate and Energy Services, of the Corporation. As of July 31, 1998, Mr. Lilien was the beneficial owner of 1,109 shares of Common Stock of the Corporation, and of options to purchase 9,800 shares of Common Stock of the Corporation, none of which options is currently exercisable.

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--------------------------------------------------------------------------------

                                  $200,000,000

                            Duke Energy Corporation

                      Series C 6.60% Senior Notes Due 2038

                           -------------------------

                             PROSPECTUS SUPPLEMENT

                           -------------------------

                              Merrill Lynch & Co.

                           A.G. Edwards & Sons, Inc.

                              Goldman, Sachs & Co.

                           Morgan Stanley Dean Witter

                            PaineWebber Incorporated

                             Prudential Securities

                              Salomon Smith Barney

                                 March 8, 1999

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